UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 9, 2013 (July 2, 2013)

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 2, 2013, Ascent Solar Technologies, Inc., a Delaware corporation (“Ascent”) entered into a framework agreement (the “Suqian Agreement”) for the establishment of a joint venture with the Government of the Municipal City of Suqian in Jiangsu Province, China (“Suqian”).

The agreement covers a multi-faceted, three-phase project. Completion of all three phases would involve an anticipated investment of up to $500 million over six years, primarily funded by Suqian.

Under the framework agreement, in the first phase Ascent and Suqian will form a joint venture entity (“JV”) in which Ascent will have majority interest of up to 80%. The JV will build a factory to manufacture Ascent's proprietary photovoltaic modules. Ascent will contribute proprietary technology and intellectual property, approximately $1.6 million in cash and certain equipment from its Colorado facility. Suqian will provide cash of approximately $32.5 million as well as rent-free use of a 270,000 square foot factory that is currently being built in the Suqian Economic & Industrial Development Science Park. This factory is expandable to 1,000,000 square feet for phases two and three of the agreement. The total project size of phase one under the agreement is expected to be approximately $160 million. Ascent will have the right to purchase this factory within the first 5 years at the initial construction cost, as well as the right to purchase Suqian's ownership interest in the JV for a modest nominal cost above Suqian's cash investment.

The implementation of the framework agreement, including the formation of the JV entity, will be subject to a number of contractual conditions and governmental approvals. Such conditions and approvals must be obtained in the future in order for the Suqian factory to be built and become operational.

Item 9.01	Financial Statements and Exhibits.
(d) The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press Release titled “Ascent Solar to Build New Manufacturing Plant in Suqian of Jiangsu Province, China with funding from the Suqian Government in a Joint Venture”, dated July 9, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

July 9, 2013	By:	/s/ Gary Gatchell
Name: Gary Gatchell
Title: Chief Financial Officer and Secretary